FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	October 21, 2020

Valmont Reports Third Quarter 2020 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the third quarter ended September 26, 2020.

Third Quarter 2020 Highlights (all metrics compared to Third Quarter 2019 unless otherwise noted)
•Net Sales of $734.0 million increased 6.3% led primarily by significantly higher Utility Support Structures segment sales and improved international market demand

•Operating Income of $61.5 million, or 8.4% of sales ($67.1 million or 9.1% of sales adjusted1) compared to $61.1 million or 8.8% of sales last year

•Diluted Earnings per Share improved to $1.84 ($1.99 adjusted1) compared to $1.75

•Generated strong operating cash flow of $122.3 million, driven by higher operating income and strategic working capital management; cash and cash equivalents were $443.1 million at end of third quarter

•Lifted the temporary suspension of the Company’s share repurchase program on September 10, 2020; repurchased 60,600 shares of company stock in the third quarter for $7.5 million, at an average price of $124.08 per share

•Announced a $240.0 million multi-year order for irrigation products and services to provide modern irrigation and technology solutions for a ~500,000-acre agricultural development project in Egypt

•Providing key assumptions and indications for the fourth quarter 2020

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Key Financial Metrics

Third Quarter 2020	GAAP			Adjusted[1]
	09/26/2020 3Q 2020	09/28/2019 3Q 2019	vs. 3Q 2019	09/26/2020 3Q 2020	09/28/2019 3Q 2019	vs. 3Q 2019
Net Sales	$733,970	$690,340	6.3%	$733,970	$690,340	6.3%
Operating Income	61,479	61,064	0.7%	67,111	61,064	9.9%
Operating Income as a % of Net Sales	8.4%	8.8%		9.1%	8.8%
Net Earnings	39,342	38,045	3.4%	42,670	38,045	12.2%
Diluted Earnings Per Share	$1.84	$1.75	5.1%	$1.99	$1.75	13.7%
Average Shares Outstanding	21,416	21,684

YTD 2020	GAAP			Adjusted[1]
	09/26/2020 3Q 2020	09/28/2019 3Q 2019	vs. 3Q 2019	09/26/2020 3Q 2020	09/28/2019 3Q 2019	vs. 3Q 2019
Net Sales	$2,096,978	$2,083,350	0.7%	$2,096,978	$2,083,350	0.7%
Operating Income	171,814	177,140	(3.0)%	199,663	177,140	12.7%
Operating Income as a % of Net Sales	8.2%	8.5%		9.5%	8.5%
Net Earnings	104,878	113,868	(7.9)%	128,446	113,868	12.8%
Diluted Earnings Per Share	$4.89	$5.22	(6.3)%	$5.99	$5.22	14.8%
Average Shares Outstanding	21,453	21,826

"We achieved higher revenue year-over-year from operational excellence and increased volumes, and delivered earnings growth through our focus on pricing and market leadership, despite an extraordinary macro environment,” said Stephen G. Kaniewski, President and Chief Executive Officer. “Sales and profitability were better than anticipated, as we remained highly focused on execution and pricing across the portfolio. Sales growth was driven by strong demand in the Utility Support Structures segment, including significantly higher sales of renewable energy products. I am pleased with the solid operating performance in the Engineered Support Structures and Coatings segments, and the Irrigation segment delivered solid performance despite end-market instability, benefiting from continued strength in international markets and recent acquisitions. We recognized another quarter of very strong operating cash flows, driven by our strategic priorities for working capital management.”

Kaniewski continued, “Year-to-date, we have delivered solid sales, operating profit, and earnings, as well as significant cash flow, driven by the engagement and focus of our employees and successful execution of our strategies, in spite of a difficult macro environment. We have seen unprecedented challenges this year in our business, and I am incredibly proud of the way our team continues to perform. The safety and well-being of our employees remains our top priority. I want to thank the entire Valmont team for their hard work and resiliency to produce products and provide services that support critical infrastructure sectors and food security around the world.”

Third Quarter 2020 Segment Review

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document
2 Excludes primarily the expected pre-tax impact of the voluntary one-time Early Retirement Program

Infrastructure

Utility Support Structures Segment (37.4% of Sales)
Steel, concrete and composite structures for utility markets, including transmission, distribution, substations, and renewable energy generation equipment
Sales of $274.4 million grew 33.9% year-over-year, led by higher sales in the international businesses, including significantly higher solar tracker project sales. In North American markets, sales growth was led by continued robust market demand, strategic capacity additions in existing North American operations and favorable pricing, partially offset by deflation due to lower steel costs.

Operating income was $25.9 million or 9.4% of sales ($29.2 million adjusted1 or 10.6% of sales) compared to $20.4 million, or 9.9% of sales in 2019. Profitability growth was led by higher volumes, improved operations performance, and favorable pricing.

Engineered Support Structures Segment (34.8% of Sales)
Poles, towers and components for the lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
Sales of $255.7 million decreased 4.6% year-over-year. Higher sales of wireless communication products were more than offset by lower volumes of lighting and traffic products and lower Access Systems sales.

Lighting and traffic sales of $181.6 million decreased 5.1% year-over-year. In North America, lower volumes in transportation and commercial lighting markets led to lower sales. In international markets, sales were lower due to economic disruptions from COVID-19 impacts, which impacted end-market demand.

Wireless communication structures and components increased 4.8% to $50.7 million compared to last year. Higher volumes in Europe, favorable pricing, and wireless carriers’ continued capital spending in North American markets led to higher sales.

Access Systems sales of $23.4 million decreased 17.6% year-over-year due to lower volumes from strategically exiting product lines.

Operating income was $25.4 million or 9.9% of sales ($26.3 million adjusted1 or 10.3% of sales), compared to $21.8 million or 8.1% of sales in 2019. Profitability improvement was driven by favorable pricing, improved operations performance and the non-recurrence of one-time losses in the Access Systems business in third quarter 2019.

Coatings Segment (12.0% of Sales)
Galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $87.9 million decreased 5.5% year-over-year. Higher internal volumes and favorable pricing were more than offset by lower external volumes in North American markets due to economic impacts from COVID-19 on end customers.

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document
2 Excludes primarily the expected pre-tax impact of the voluntary one-time Early Retirement Program

Operating income was $12.4 million or 14.1% of sales ($13.7 million adjusted1 or 15.6% of sales), compared to $13.9 million or 14.9% of sales in 2019. Operating margin improvement on an adjusted basis was due to improved operational efficiencies and favorable pricing, partially offset by lower volumes.

Agriculture
Irrigation Segment (19.0% of Sales)
Irrigation equipment for agricultural markets, including center pivots, parts, services and tubular products, water management solutions, and technology for precision agriculture
Global sales of $139.2 million decreased 3.4% year-over-year, primarily due to $6.3 million of unfavorable currency impacts mostly from the depreciation of the Brazilian Real, otherwise sales were similar to last year.

North American sales of $75.8 million decreased 8.5% compared to 2019. Higher irrigation system volumes were more than offset by lower volumes of other products including industrial tubing sales.

International sales of $63.4 million increased 3.3% year-over-year and increased 13.7% in local currencies. Sales growth was led by higher sales in South American markets including continued strong demand in Brazil, higher sales in Europe and Australia, and sales from recent acquisitions.

Segment operating income was $14.7 million, or 10.6% of sales, compared to $18.2 million, or 12.6% of sales in 2019. Lower profitability was due to lower sales volumes, partially offset by pricing. Higher SG&A expense included $1.2 million of incremental R&D expense for technology growth investments.

During the quarter, the Company announced it had entered into a $240.0 million, multi-year supply agreement to bring modern irrigation and technology solutions to Egypt. Once completed, the project will be the largest "Connected Farm of Engaged Acres" in the world, demonstrating the growing global demand for more efficient and reliable food production, and increasing national investments in agriculture to feed growing populations and address food security issues. Project deliveries will begin in fourth quarter 2020.

Continuation of Enhanced COVID-19 Safety Protocols
To protect the safety, health and well-being of employees, customers, suppliers and communities, Valmont continues to follow CDC, WHO and local guidelines in all its facilities. The Company monitors health advisories on a continuous basis, particularly in areas reporting recent increases in infection, and continues to take deliberate steps to protect all stakeholders and minimize the operational and financial impacts on the business during the pandemic. During the third quarter, Valmont did not experience any significant disruptions in its operations or supply chain.

Balance Sheet, Liquidity and Capital Allocation
The Company continues to generate strong cash flows through a focus on working capital management, including strategic customer payment initiatives and inventory improvements. During third quarter, Standard & Poor's reaffirmed the Company’s BBB+/Stable credit rating. Cash and cash equivalents were $443.1 million at end of third quarter, including receipt of a significant customer down payment. During the quarter, Valmont resumed its previously-suspended share
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document
2 Excludes primarily the expected pre-tax impact of the voluntary one-time Early Retirement Program repurchase program, purchasing $7.5 million of company stock, and $176.0 million remains on the current authorization with no expiration. 2020 capital expenditures are expected to be in the range of $85.0 to $95.0 million to support strategic growth initiatives. Valmont remains committed to maintaining its investment grade credit rating.

Voluntary One-Time Early Retirement Benefit Program
Valmont remains committed to the well-being of its employees in alignment with its core values, and driving growth while building a strong foundation for the future. In the third quarter 2020, Valmont initiated a one-time, voluntary Early Retirement Program that gives recognition to tenured U.S. administrative employees who have contributed to the Company’s success. As a result, in fourth quarter 2020 the Company expects to record estimated pre-tax charges of approximately $10.0 million ($7.5 million after-tax), with an estimated EPS impact of ($0.34), with an expected payback of 24 months. These charges will be excluded from fourth quarter adjusted earnings results.

Fourth-Quarter 2020 Financial Outlook and Key Assumptions
While the pandemic's impacts on global economic factors and pace of economic recovery remain uncertain, the Company is currently providing a greater level of transparency, including key assumptions and indications for fourth quarter 2020, to help the financial community understand short-term impacts and expectations.

Financial Outlook

Metrics	Estimates
Net Sales	$715.0 to $735.0M
GAAP Operating Profit Margin	6.5% to 7.5%
Adjusted Operating Profit Margin[2]	8.0% to 9.0%
Segment Sales: Irrigation	~12%-15% Increase (vs. prior year)

Key Assumptions

•Irrigation sales estimate driven by expected timing of international project deliveries
•Tax rate of ~ 25.0%
•Positive operating cash flows
•Stable raw material costs and no significant supply chain interruptions
•No closures of large manufacturing facilities or workforce disruptions

Kaniewski added, "We continue to prioritize employee safety and well-being while focusing on growth and performance, providing our customers with the essential products and solutions they need. The strong global backlog of approximately $600.0 million in our Utility Support Structures segment is providing a good line of sight well into 2021. In the Engineered Support Structures segment, we expect demand to remain strong in wireless communications markets as 5G build-outs continue to ramp. Our Coatings business is trending in line with industrial production levels and will improve over time as the general economy improves. The large, multi-year international irrigation project and favorable international market trends are providing increased momentum leading into 2021 and we are optimistic that recent increases in commodity prices may improve grower
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document
2 Excludes primarily the expected pre-tax impact of the voluntary one-time Early Retirement Program sentiment in North American irrigation markets. Additionally, our balance sheet and cash flows remain very strong and we expect to deliver free cash flow of more than 1.2x net earnings for 2020. Our strategies remain focused on long-term growth with a strong emphasis on Return on Invested Capital, ESG principles, operational excellence and strengthening our organization for the future."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, October 22, 2020 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 3Q 2020 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13698673. The replay will be available through 10:59 p.m. CDT on October 29, 2020.

About Valmont Industries, Inc.
Valmont is a global leader, designing and manufacturing engineered products and services that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document
2 Excludes primarily the expected pre-tax impact of the voluntary one-time Early Retirement Program

###
1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document
2 Excludes primarily the expected pre-tax impact of the voluntary one-time Early Retirement Program

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended

	26-Sep-20	28-Sep-19	26-Sep-20	28-Sep-19
Net sales	$733,970	$690,340	$2,096,978	$2,083,350
Cost of sales	543,223	517,053	1,536,045	1,567,260
Gross profit	190,747	173,287	560,933	516,090
Selling, general and administrative expenses	129,268	112,223	372,481	338,950
Impairment of goodwill and intangible assets	—	—	16,638	—
Operating income	61,479	61,064	171,814	177,140
Other income (expense)
Interest expense	(10,454)	(9,976)	(30,566)	(29,971)
Interest income	430	969	1,931	2,815
Gain on investments (unrealized)	900	402	1,102	4,754
Other	233	768	1,349	1,938
Other income (expense), net	(8,891)	(7,837)	(26,184)	(20,464)
Earnings before income taxes	52,588	53,227	145,630	156,676
Income tax expense	12,084	13,063	39,172	38,766
Equity in (loss) of nonconsolidated subsidiaries	(276)	—	(755)	—
Net earnings	40,228	40,164	105,703	117,910
Less: (Earnings) attributable to non-controlling interests	(886)	(2,119)	(825)	(4,042)
Net earnings attributable to Valmont Industries, Inc.	$39,342	$38,045	$104,878	$113,868

Average shares outstanding (000's) - Basic	21,309	21,556	21,358	21,725
Earnings per share - Basic	$1.85	$1.76	$4.91	$5.24

Average shares outstanding (000's) - Diluted	21,416	21,684	21,453	21,826
Earnings per share - Diluted	$1.84	$1.75	$4.89	$5.22

Cash dividends per share	$0.450	$0.375	$1.350	$1.125

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	26-Sep-20	28-Sep-19	26-Sep-20	28-Sep-19
Net sales
Utility Support Structures	$274,393	$204,958	$731,178	$658,709
Engineered Support Structures	255,656	268,058	739,783	757,094
Coatings	87,886	92,957	255,976	278,142
Infrastructure products	617,935	565,973	1,726,937	1,693,945
Irrigation	139,209	144,180	446,568	452,181
Less: Intersegment sales	(23,174)	(19,813)	(76,527)	(62,776)
Total	$733,970	$690,340	$2,096,978	$2,083,350

Operating Income
Utility Support Structures	$25,881	$20,362	$75,255	$61,443
Engineered Support Structures	25,434	21,825	46,183	55,152
Coatings	12,416	13,865	33,618	39,037
Infrastructure products	63,731	56,052	155,056	155,632
Irrigation	14,687	18,204	60,701	59,868
Corporate	(16,939)	(13,192)	(43,943)	(38,360)
Total	$61,479	$61,064	$171,814	$177,140

Valmont has aggregated its business segments into four global reportable segments as follows.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for utility transmission, distribution, substations, and renewable energy generation equipment.

Engineered Support Structures: This segment consists of the manufacture and distribution of engineered metal and composite poles, towers, and components for lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, water management solutions, and technology for precision agriculture.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Sep-20	28-Dec-19
ASSETS
Current assets:
Cash and cash equivalents	$443,055	$353,542
Accounts receivable, net	502,004	480,000
Inventories	448,088	418,370
Contract asset - costs and profits in excess of billings	113,254	141,322
Prepaid expenses and other assets	51,745	32,043
Refundable income taxes	—	6,947
Total current assets	1,558,146	1,432,224
Property, plant and equipment, net	573,353	558,129
Goodwill and other assets	792,411	816,863
	$2,923,910	$2,807,216

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$1,922	$760
Notes payable to banks	14,227	21,774
Accounts payable	295,852	197,957
Accrued expenses	219,200	167,264
Contract liability - billings in excess of costs and earnings	119,529	117,945
Income taxes payable	724	—
Dividend payable	9,614	8,079
Total current liabilities	661,068	513,779
Long-term debt, excluding current installments	779,788	764,944
Other long-term liabilities	293,390	338,748
Shareholders' equity	1,189,664	1,189,745
	$2,923,910	$2,807,216

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	YTD	YTD
	26-Sep-20	28-Sep-19
Cash flows from operating activities
Net Earnings	$105,703	$117,910
Depreciation and amortization	61,523	60,424
Impairment of long-lived assets	19,449	—
Contribution to defined benefit pension plan	(17,398)	(17,426)
Change in working capital	109,468	67,793
Other	(5,699)	10,529
Net cash flows from operating activities	273,046	239,230

Cash flows from investing activities
Purchase of property, plant, and equipment	(70,960)	(71,981)
Acquisitions	(15,862)	(81,841)
Other	15,437	14,626
Net cash flows from investing activities	(71,385)	(139,196)

Cash flows from financing activities
Proceeds from long-term borrowings	88,872	31,000
Proceeds (payments) from short-term borrowings	(6,462)	9,284
Principal payments on long-term borrowings	(76,417)	(10,578)
Purchase of treasury shares	(28,006)	(55,172)
Purchase of noncontrolling interest	(55,916)	(27,845)
Dividends paid	(27,316)	(24,554)
Other	(4,739)	(4,794)
Net cash flows from financing activities	(109,984)	(82,659)
Effect of exchange rates on cash and cash equivalents	(2,164)	(3,385)
Net change in cash and cash equivalents	89,513	13,990
Cash and cash equivalents - beginning of year	353,542	313,210
Cash and cash equivalents - end of period	$443,055	$327,200

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) impairment of goodwill, and tradenames, (2) restructuring costs and non-recurring asset impairments (b) operating income from these expenses, and (c) segment operating income for these items. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended September 26, 2020	Diluted	Thirty-nine weeks ended September 26, 2020	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$39,342	$1.84	$104,878	$4.89
Impairment of goodwill and intangible assets, pre-tax	—	—	16,638	0.78
Restructuring and asset impairment costs - pre-tax	5,632	0.26	11,211	0.52
Total Adjustments	5,632	0.26	27,849	1.30
Tax effect of adjustments *	(776)	(0.04)	(2,753)	(0.13)
UK tax rate change	(1,528)	(0.07)	(1,528)	(0.07)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$42,670	$1.99	$128,446	$5.99
Average shares outstanding (000’s) - Diluted		21,416		21,453
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended September 26, 2020	Thirty-nine weeks ended September 26, 2020

Operating Income Reconciliation
Operating income - as reported	$61,479	$171,814
Impairment of goodwill and tradename	—	16,638
Restructuring and related asset impairment costs	5,632	11,211
Adjusted Operating Income	$67,111	$199,663
Net Sales - as reported	733,970	2,096,978
Operating Income as a % of Sales	8.4%	8.2%
Adjusted Operating Income as a % of Sales	9.1%	9.5%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION (CONTINUED)

For the third quarter ended September 26, 2020
	Engineered	Utility
	Support	Support
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate

Operating income - as reported	$25,434	$25,881	$12,416	$14,687	$(16,939)
Restructuring and related asset impairment costs	902	3,301	1,284	—	145
Adjusted Operating Income	$26,336	$29,182	$13,700	$14,687	$(16,794)

Net sales	$255,656	$274,393	$87,886	$139,209	—

Operating Income as a % of Sales	9.9%	9.4%	14.1%	10.6%	NM

Adjusted Operating Income as a % of Sales	10.3%	10.6%	15.6%	10.6%	NM

Financial Outlook Adjusted Operating Profit Margin Reconciliation for Fourth Quarter 2020

in thousands	Low End		High End
Net Sales	$715,000	to	$735,000
Operating Profit	47,000	to	55,750
GAAP Operating Profit Margin	6.5%	to	7.5%
Expected pre-tax impact on operating profit of voluntary one-time Early Retirement Program Expense	10,000		10,000
Adjusted Operating Profit	57,000	to	65,750
Adjusted Operating Margin	8.0%	to	9.0%